Exhibit 10.5

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 10, 2025 (the “Execution Date”), by and between Super League Enterprise, Inc., a corporation incorporated in the State of Delaware (the “Company”), and Yield Point NY, LLC, a New York limited liability company (the “Investor”).

RECITALS

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company may issue and sell to the Investor, from time to time as provided herein, and the Investor may purchase from the Company up to Twenty Million Dollars ($20,000,000.00) of the Company’s Common Stock (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1         RECITALS. The parties acknowledge and agree that the recitals set forth above are true and correct and are hereby incorporated in and made a part of this Agreement.

Section 1.2         DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” shall have the meaning specified in the preamble hereof.

“Available Amount” means, initially, the Maximum Commitment Amount, which amount shall be reduced by the Investment Amount following each successful Closing, each time the Investor purchases Put Shares.

“Average Daily Trading Volume” shall mean the average trading volume of the Common Stock on the applicable Trading Days.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

“Beneficial Ownership Limitation” shall have the meaning specified in Section 7.2(g).

“Cancellable Commitment Share Amount” shall have the meaning specified in Section 6.4.

“Claim Notice” shall have the meaning specified in Section 9.3(a).

“Clearing Costs” shall mean, in respect of any Put Notice, 6% of the applicable Purchase Price.

“Clearing Date” shall be the date on which the Investor receives the Put Shares as DWAC Shares in its brokerage account.

“Closing” shall mean one of the closings of a purchase and sale of Common Stock pursuant to Section 2.3.

“Closing Certificate” shall mean the closing “Officer’s Certificate” of the Company in the form of Exhibit B hereto.

“Closing Date” shall mean the date of any Closing hereunder.

“Commitment Cash” has the meaning set forth in Section 6.4.

“Commitment Fee” means either the Commitment Cash or the Commitment Shares.

“Commitment Period” shall mean the period commencing on the Execution Date, and ending on the earlier of (i) the date on which the Investor shall have purchased Put Shares pursuant to this Agreement equal to the Maximum Commitment Amount, (ii) the date that is thirty-six (36) months from the date the Registration Statement is declared effective, (iii) written notice of termination by the Company to the Investor (which shall not occur until prior to the 30 days after of the then most recent Put), or (iv) written notice of termination by the Investor to the Company pursuant to Section 6.1 or Section 6.4.

“Commitment Shares” means Common Stock issued by the Company to the Investor pursuant to Section 6.4.

“Common Stock” means the common stock of the Company, having a par value per share of $0.001, and any shares of any other class of common stock of the Company whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of the Company).

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” shall have the meaning specified in the preamble to this Agreement.

“Company Termination Notice” shall have the meaning specified in Section 10.6.

“Condition Satisfaction Date” shall have the meaning specified in the form of Exhibit B hereto.

“Confidential Information” means any information disclosed by either party to this Agreement, or their affiliates, agents, or representatives, to the other party to this Agreement, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, formulae, business information, trade secrets, technology, strategies, prototypes, samples, plant, and equipment), which may or may not be designated as “Confidential,” “Proprietary” or some similar designation. Information communicated orally shall be considered Confidential Information. Confidential Information may also include information disclosed by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no fault, action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third-party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party; provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

“Cover Price” shall have the meaning specified in Section 2.3(b).

“Current Report” shall have the meaning set forth in Section 6.3.

“Custodian” means any receiver, trustee, assignee, liquidator, or similar official under any Bankruptcy Law.

“Damages” shall mean any loss, claim, damage, liability, cost, and expense (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of expert witnesses and investigation).

“Dispute Period” shall have the meaning specified in Section 9.3(a).

“Disqualification Event” shall have the meaning specified in Section 4.27.

“DTC” shall mean The Depository Trust Company, or any successor performing substantially the same function for the Company.

“DTC/FAST Program” shall mean the DTC’s Fast Automated Securities Transfer Program.

“DWAC” shall mean Deposit and Withdrawal at Custodian service, as defined by the DTC.

“DWAC Eligible” shall mean that, (a) the Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including, without limitation, transfer through DTC’s DWAC system, (b) the Company has been approved by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Commitment Shares or Put Shares, as applicable, are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Put Shares or Commitment Shares, as applicable, via DWAC; provided that the Investor acknowledges and agrees that the Transfer Agent does not have such policy as of the date hereof.

“DWAC Shares” means shares of Common Stock that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale, and (iii) timely credited by the Company to the Investor’s or its designee’s specified DWAC account with DTC under the DTC/FAST Program, or any similar program hereafter adopted by DTC performing substantially the same function.

“Eligible Market” means the Principal Market or any nationally recognized exchange upon which the Common Stock is listed.

“Excess Purchase Amount” shall have the meaning specified in the form of Exhibit A hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” shall have the meaning set forth in the preamble to this Agreement.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Indemnified Party” shall have the meaning specified in Section 9.2.

“Indemnifying Party” shall have the meaning specified in Section 9.2.

“Indemnity Notice” shall have the meaning specified in Section 9.3(b).

“Initial Commitment Share Amount” shall have the meaning specified in Section 6.4.

“Intellectual Property” shall mean all trademarks, trademark applications, trade names, service marks, service mark registrations, service names, patents, patent applications, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights.

“Investment Amount” shall mean the dollar value equal to the amount of Put Shares referenced in the Put Notice multiplied by the Purchase Price minus the Clearing Costs.

“Investor” shall have the meaning specified in the preamble to this Agreement.

“Issuer Covered Person” shall have the meaning specified in Section 4.27.

“JAMS” shall have the meaning specified in Section 10.2.

“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or any other restriction.

“Material Adverse Effect” shall mean any effect on the business, operations, properties, or financial condition of the Company and/or the Subsidiaries that is material and adverse to the Company and/or the Subsidiaries and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company and/or the Subsidiaries to enter into and/or perform its obligations under any Transaction Document and which shall be deemed to include any investigation of the Company, its directors or its officers by the SEC; provided, however, that "Material Adverse Effect" shall not automatically include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Investor; (vi) any changes in applicable laws or accounting rules, including accounting principles generally accepted in the United States of America; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (xi) any matter of which Investor is aware on the date hereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred)

“Maximum Commitment Amount” shall mean Twenty Million Dollars ($20,000,000.00).

“Maximum Put Amount” shall mean the lesser of (i) seventy-five percent (75%) of the Average Daily Trading Volume over the five (5) Trading Days preceding the applicable Put Date, (ii) twenty-five percent (25%) of the Average Daily Trading Volume on the applicable Put Date, and (iii) number of shares equal to the quotient (rounded up or down to the nearest whole number) obtained by dividing (x) 250,000 by (y) the last closing price on the applicable Put Date (in each case to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction during the applicable period).

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Market” shall mean The Nasdaq Global Market.

“Purchase Price” shall mean ninety two percent (92%) of the lowest trade on the Principal Market during the Valuation Period.

“Put” shall mean the right of the Company to require the Investor to purchase Common Stock at the Purchase Price, subject to the terms and conditions of this Agreement.

“Put Date” shall mean any Trading Day during the Commitment Period that a Put Notice is deemed delivered pursuant to Section 2.2(b).

“Put Notice” shall mean a written notice, substantially in the form of Exhibit A hereto, addressed to the Investor and setting forth the amount of Put Shares which the Company intends to require the Investor to purchase pursuant to the terms of this Agreement.

“Put Notice Delivery Window” shall have the meaning specified in Section 2.2(b).

“Put Shares” shall mean all shares of Common Stock issued, or that the Company shall be entitled to issue, per any applicable Put Notice in accordance with the terms and conditions of this Agreement.

“Reference VWAP Price” shall have the meaning specified in Section 6.4.

“Registration Rights Agreement” means that agreement in the form attached hereto as Exhibit D.

“Registration Statement” shall have the meaning specified in Section 6.3.

“Regulation D” shall mean Regulation D promulgated under the Securities Act.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any similar provision then in force under the Securities Act.

“Rules” shall have the meaning specified in Section 10.2.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning specified in Section 4.5.

“Securities” means, collectively, the Put Shares and the Commitment Shares.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share Delivery Deadline” shall have the meaning specified in Section 2.3(a).

“Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, including all short positions effected through any direct or indirect share pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements and any hedging transaction that establishes a net short position with respect to the Common Stock.

“Subsidiary” or “Subsidiaries” means any Person the Company wholly-owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

“Third-Party Claim” shall have the meaning specified in Section 9.3(a).

“Trading Day” means any full trading day (beginning at 9:30:01 a.m., New York City time, and ending at 4:00 p.m., New York City time) on the Principal Market or, if the Common Stock is then listed on an Eligible Market, on such Eligible Market.

“Transaction Documents” shall mean this Agreement, the Registration Rights Agreement, the Transfer Agent Instruction Letter, and all schedules and exhibits hereto and thereto.

“Transfer Agent” shall mean Direct Transfer, LLC, a subsidiary of Issuer Direct Corporation, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Transfer Agent Instruction Letter” means the letter from the Company to the Transfer Agent which instructs the Transfer Agent to issue the Put Shares and the Commitment Shares pursuant to the Transaction Documents, in the form of Exhibit C attached hereto.

“Valuation Period” shall mean the period of three (3) consecutive Trading Days immediately following the applicable Put Date, during which the Purchase Price of the Common Stock is set.

“Variable Rate Transaction” shall have the meaning specified in Section 7.2(q).

“VWAP” means, for the Common Stock as of any Trading Day, the dollar volume-weighted average price for the Common Stock on the Principal Market (or, if the Common Stock is then listed on an Eligible Market, on such Eligible Market) during the period beginning at 9:30:01 a.m., New York City time, or such other time publicly announced by the Principal Market (or by such Eligible Market, as applicable) as the official open (or commencement) of trading on the Principal Market (or on such Eligible Market, as applicable) on such Trading Day, and ending at 4:00 p.m., New York City time, or such other time publicly announced by the Principal Market (or by such Eligible Market, as applicable) as the official close of trading on the Principal Market (or on such Eligible Market, as applicable) on such Trading Day, as reported by Bloomberg through its “AQR” function or, if no dollar volume-weighted average price is reported for the Common Stock by Bloomberg through its “AQR” function for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security on such Trading Day as reported by OTC Markets Group Inc. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization, or other similar transaction during such period.

ARTICLE II
PURCHASE AND SALE OF SHARES OF COMMON STOCK

Section 2.1         PUTS. Subject to the terms and conditions set forth herein (including, without limitation, the provisions of Article VII), the Company shall have the right, but not the obligation, to direct the Investor, to process a Put by its delivery to the Investor of a Put Notice from time to time during the Commitment Period, to purchase Put Shares; provided that, notwithstanding any other terms of this Agreement, in each instance, (i) the Put Shares are not more than the Maximum Put Amount for any Put; (ii) the aggregate Investment Amount of all Puts shall not exceed the Maximum Commitment Amount; (iii) at least one (1) Trading Day has elapsed since the most recent Closing Date of a Put; and (iv) all Common Stock resulting from prior submitted Put Notices for Puts has been delivered. If the Company delivers any Put Notice for a number of Put Shares in excess of the limitations contained in the immediately preceding sentence, such Put Notice shall be void ab initio to the extent of the amount by which the number of Put Shares set forth in such Put Notice exceeds the number of Put Shares which the Company is permitted to include in such Put Notice in accordance herewith, and the Investor shall have no obligation but shall have the right to purchase such excess Put Shares with respect of such Put Notice; provided that the Investor shall remain obligated to purchase the number of Put Shares which the Company is permitted to include in such Put Notice. Notwithstanding the foregoing, the Company and the Investor may agree in respect of any Put that the amount of Put Shares in respect of such Put may exceed the applicable Maximum Put Amount.

Section 2.2         MECHANICS.

(a)    PUT NOTICE. At any time and from time to time during the Commitment Period, except as provided in this Agreement, the Company may cause a Put by delivering a Put Notice to the Investor via e-mail, subject to satisfaction of the conditions set forth in Section 2.1, Section 7.2 and otherwise provided in this Agreement. The Company shall deliver, or cause to be delivered, the Put Shares as DWAC Shares to the Investor as required pursuant to Section 2.3(a).

(b)    DATE OF DELIVERY OF PUT NOTICE. A Put Notice shall be deemed delivered on a Trading Day if it is received by e-mail by the Investor if such notice is received on or after 9:30 a.m., New York City Time, and prior to 6:30 p.m., New York City time, on such Trading Day (“Put Notice Delivery Window”) and shall be confirmed by Investor by 8:00 p.m., New York City time. If a Put Notice is not confirmed by the Investor to the Company no later than 8:00 p.m., New York City time, the Put Notice will be deemed withdrawn.

Section 2.3         CLOSINGS.

(a)    TIMING. The Clearing Date of a Put shall occur on the Trading Day following the delivery of the applicable Put Notice in accordance with Section 2.2(b), whereby the Company shall use its best efforts to deliver, or cause to be delivered, the Put Shares as DWAC Shares to the Investor on such Trading Day by 9:30 a.m., New York City time, and shall deliver or cause to be delivered such Put Shares no later than 12:30 p.m., New York City time (the “Share Delivery Deadline”); provided that the Investor shall have validly posted a DWAC receive to accept the shares into the brokerage account for a minimum period commencing at 8:30 a.m. to 12:30 p.m., New York City time, on such Trading Day. The Closing of a Put shall occur one (1) Trading Day following the end of the Valuation Period. In addition, on or prior to any such Closing or on the date of the delivery of the applicable Put Notice, as required pursuant to Sections 7.1 and 7.2, each of the Company and the Investor shall deliver to each other all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement to the extent required to implement and effect the transactions contemplated herein. In addition to any other rights available to the Investor, unless the Investor shall not have validly posted such a DWAC receive, if the Company fails to cause the Transfer Agent to transmit to the Investor Put Shares pursuant to a Put Notice before the applicable Share Delivery Deadline, the Investor may elect to deem such Put Notice rescinded. Payment of the Investment Amount related to any Put Notice shall be made by the Investor by wire transfer of immediately available funds to an account designated by the Company not later than one (1) Trading Day following the end of the applicable Valuation Period, as may be adjusted for any credit of a Cover Price available to the Investor in accordance with Section 2.3(b).

(b)    COMPENSATION FOR FAILURE TO TIMELY DELIVER PUT SHARES. In addition to any other rights available to the Investor, commencing on the date the Registration Statement is declared effective, if the Company fails to cause the Transfer Agent to transmit to the Investor Put Shares pursuant to a Put Notice before the applicable Share Delivery Deadline in accordance with Section 2.3(a) or Section 2.4, and, if on or after such Share Delivery Deadline, the Investor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Put Shares that the Investor anticipated receiving from the Company in respect of such Put Notice, then the Company shall, within two (2) Trading Days after the Investor’s request, either (i) pay cash to the Investor in an amount equal to the Investor’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased (the “Cover Price”), at which point the Company’s obligation to deliver such Put Shares shall terminate, (ii) promptly honor its obligation to deliver to the Investor such Put Shares as DWAC Shares and pay cash to the Investor in an amount equal to the excess (if any) of the Cover Price over the total Investment Amount paid by the Investor in connection with such Put Notice, or (iii) be deemed to have accepted notice that such Cover Price shall be credited as the Investment Amount to be paid in respect of one or more subsequent Put Notices, in the discretion of the Investor. The Investor shall provide the Company with written notice indicating the amounts payable to the Investor in respect of the Cover Price and evidence of the amount of such loss. Nothing herein shall limit the Investor’s right to pursue a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock in connection with a Put Notice.

(c)    RETURN OF SURPLUS. If the value of the Put Shares delivered to the Investor causes the Company to exceed the Maximum Commitment Amount, then the Investor shall return to the Company the surplus amount of Put Shares associated with such Put, and the Purchase Price with respect to such Put shall be reduced by any Clearing Costs related to the return of such Put Shares at the time of payment of the Investment Amount.

(d)    RESALES DURING VALUATION PERIOD. The parties acknowledge and agree that, during a Valuation Period, the Investor may contract for, or otherwise effect, the resale of the subject purchased Put Shares to third parties so long as such resale complies with applicable securities laws.

Section 2.4         OPTIONAL ADDITIONAL PUT SHARES. Following the Put Date in respect of any Put, at any time during the Valuation Period relating to such Put, the Company and Investor may agree to increase the amount of Put Shares relating to such Put up to 10 times the Maximum Put Amount. Such mutual agreement may be made after the relevant Put Notice is delivered and before the expiration of the Valuation Period. Following any such agreement the Company agrees that it shall deliver, or cause to be delivered any such additional Put Shares as DWAC Shares to the Investor on the Trading Day following the date the Company and Investor shall have agreed to such increase by 9:30 a.m., New York City time but in no event later than 10:30 a.m. New York City time; provided that the Investor shall have validly posted a DWAC receive to accept the shares into the brokerage account for a minimum period commencing at 8:30 a.m. to 10:30 a.m., New York City time, on such Trading Day. A failure to deliver such additional Put Shares by such time shall entitle the Investor to the rights set forth in Section 2.3(b) in respect of such failure.

Section 2.5.         COMPLIANCE WITH PRINCIPAL MARKET RULES. Notwithstanding anything in this Agreement to the contrary, and in addition to the limitations set forth in Section 7.2(g) hereof, the Company shall not issue more than 176,777 shares (including the Commitment Shares) of Common Stock (the “Exchange Cap”) under this Agreement, which equals 19.99% of the Company’s outstanding shares of Common Stock as of the date hereof, unless stockholder approval is obtained to issue in excess of the Exchange Cap; provided, however, that the foregoing limitation shall not apply if at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of Common Stock issued under this Agreement is equal to or greater than $5.361, a price equal to the lower of (i) the Nasdaq Official Closing Price immediately preceding the execution of this Agreement or (ii) the arithmetic average of the five (5) Nasdaq Official Closing Prices for the Common Stock immediately preceding the execution of this Agreement, as calculated in accordance with the rules of the Principal Market (in such circumstance, for purposes of the Principal Market, the transaction contemplated hereby would not be “below market” and the Exchange Cap would not apply). Notwithstanding the foregoing, the Company shall not be required or permitted to issue, and the Investor shall not be required to purchase, any shares of Common Stock under this Agreement if such issuance would violate the rules or regulations of the Principal Market. The Company may, in its sole discretion, determine whether to obtain stockholder approval to issue more than 19.99% of its outstanding shares of Common Stock hereunder if such issuance would require stockholder approval under the rules or regulations of the Principal Market. The Exchange Cap shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable that may be aggregated with the transactions contemplated by this Agreement under applicable rules of the Principal Market.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants to the Company that:

Section 3.1         INTENT. The Investor is entering into this Agreement for its own account, and the Investor has no present arrangement (whether or not legally binding) at any time to sell the Securities to or through any Person in violation of the Securities Act or any applicable state securities laws; provided, however, that the Investor reserves the right to dispose of the Securities at any time in accordance and in compliance with federal and state securities laws applicable to such disposition.

Section 3.2         NO LEGAL ADVICE FROM THE COMPANY. The Investor acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. Except with respect to the representations, warranties and covenants contained in this Agreement, the Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Section 3.3        ACCREDITED INVESTOR. The Investor is an accredited investor as defined in Rule 501(a)(3) of Regulation D, and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. The Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

Section 3.4         AUTHORITY. The Investor has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no further consent or authorization of the Investor is required. Each Transaction Document to which it is a party has been duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.5         NOT AN AFFILIATE. The Investor is not an officer or director or an “affiliate” (as such term is defined in Rule 405 of the Securities Act) of the Company.

Section 3.6       ORGANIZATION AND STANDING. The Investor is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation with full right, limited liability company power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.7         ABSENCE OF CONFLICTS. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby and compliance with the requirements hereof and thereof, will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Investor, (b) violate any provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party, or (d) require the approval of any third party (that has not been obtained) pursuant to any material contract, instrument, agreement, relationship or legal obligation to which the Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.8         DISCLOSURE; ACCESS TO INFORMATION. The Investor had an opportunity to review copies of the SEC Documents filed on behalf of the Company, has had access to all publicly available information with respect to the Company and has had an opportunity to discuss with Company management and ask questions relating to everything it deems relevant; provided, however, that the Investor makes no representation or warranty hereunder with respect to any SEC Document and is relying on the representations and warranties of the Company in Article IV with respect to the SEC Documents.

Section 3.9         MANNER OF SALE. At no time was the Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertisement regarding the Securities.

Section 3.10         NO MARKET MANIPULATION. Neither the Investor, nor any of its Affiliates has, and to its knowledge no Person acting on either of their behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor that, except as set forth in the respective section of the Company’s disclosure schedules attached hereto (the “Disclosure Schedules”), or the SEC Documents, as of the Execution Date, each date a Put Notice is submitted and at each Closing Date:

Section 4.1         ORGANIZATION OF THE COMPANY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Except as set forth in Section 4.1 of the Disclosure Schedules, each of the Company and the Subsidiaries is not in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

Section 4.2         AUTHORITY. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents. Except as set forth in in Section 4.2 of the Disclosure Schedules, the execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its board of directors or stockholders is required. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 4.3         CAPITALIZATION. The authorized capital stock of the Company is as set forth on Section 4.3 of the Disclosure Schedules. Except as set forth in the SEC Documents or on Section 4.3 of the Disclosure Schedules, the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. Except as set forth in Section 4.3 of the Disclosure Schedules, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in the SEC Documents or Section 4.3 of the Disclosure Schedules, and except as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. Except as set forth in Section 4.3 of the Disclosure Schedules, the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

Section 4.4         LISTING AND MAINTENANCE REQUIREMENTS. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect to, terminate the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as set forth on Section 4.4(a) of the Disclosure Schedules or in the SEC Documents, the Company has not, in the twelve (12) months preceding the Execution Date, received notice from the Principal Market to the effect that the Company is not in compliance with the listing or maintenance requirements of such Principal Market. Except as set forth on Section 4.4(b) of the Disclosure Schedules or in the SEC Documents, the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Section 4.5         SEC DOCUMENTS; DISCLOSURE. Except as set forth on Section 4.5 of the Disclosure Schedules, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one (1) year preceding the Execution Date (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and other federal laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments). The Company maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off-balance-sheet-entity that is not disclosed by the Company in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting transactions in securities of the Company.

Section 4.6         VALID ISSUANCES. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be validly issued, fully paid, and non-assessable, free and clear of all Liens imposed by the Company, other than restrictions on transfer provided for in the Transaction Documents and under the Securities Act.

Section 4.7         NO CONFLICTS. Except as disclosed in Section 4.7 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Put Shares and the Commitment Shares, do not and will not: (a) result in a violation of the Company’s or any Subsidiary’s certificate or articles of incorporation, by-laws or other organizational or charter documents, (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any Subsidiary is a party, or (c) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect), nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing. The business of the Company is not being conducted in violation of any law, ordinance, or regulation of any governmental entity. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the other Transaction Documents (other than any Eligible Market, SEC, FINRA or state securities filings or submissions that may be required to be made by the Company in connection with the issuance of the Commitment Shares, Put Shares or subsequent to any Closing or any registration statement that may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

Section 4.8         NO MATERIAL ADVERSE CHANGE. Except as set forth in Section 4.8 of the Disclosure Schedules, no event has occurred that would have a Material Adverse Effect on the Company or any Subsidiary that has not been disclosed in subsequent SEC filings.

Section 4.9         LITIGATION AND OTHER PROCEEDINGS. Except as set forth on Section 4.9 of the Disclosure Schedules, there are no actions, suits, investigations, inquiries, or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties, nor has the Company received any written or oral notice of any such action, suit, proceeding, inquiry, or investigation, which would have a Material Adverse Effect or would require disclosure under the Securities Act or the Exchange Act. No judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which would have a Material Adverse Effect. There has not been and, to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, any Subsidiary, or any current or former director or officer of the Company or any Subsidiary.

Section 4.10         REGISTRATION RIGHTS. Except as set forth on Section 4.10 of the Disclosure Schedules, no Person (other than the Investor) has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

Section 4.11         INVESTOR’S STATUS. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm’s-length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Securities. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

Section 4.12         NO GENERAL SOLICITATION; NO INTEGRATED OFFERING. Neither the Company, any Subsidiary, nor any of their respective affiliates, nor any Person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities. Neither the Company, any Subsidiary, nor any of their respective affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer and sale of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise.

Section 4.13         INTELLECTUAL PROPERTY RIGHTS. The Company and each Subsidiary owns or possesses adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. None of the Company’s, nor any Subsidiary’s Intellectual Property has expired or been terminated, or, by the terms and conditions thereof, could expire or terminate within three years from the date of this Agreement if such expiration or termination could reasonably be expected to have a Material Adverse Effect. The Company does not have any knowledge of any infringement by the Company and/or any Subsidiary of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company and/or any Subsidiary regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

Section 4.14         [RESERVED]

Section 4.15         TITLE. Except as disclosed in the SEC Documents, the Company and each Subsidiary has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of the Company and each Subsidiary, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any Subsidiary and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company or any Subsidiary is held under valid, subsisting, and enforceable leases with which the Company is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any Subsidiary.

Section 4.16         INSURANCE. The Company and each Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and each Subsidiary is engaged. Neither the Company, nor any Subsidiary has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company, taken as a whole.

Section 4.17         REGULATORY PERMITS. The Company and each Subsidiary possesses all material certificates, authorizations and permits issued by the appropriate federal, state, or foreign regulatory authorities necessary to conduct its businesses, and neither the Company, nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, or permit.

Section 4.18         TAX STATUS. The Company and each Subsidiary has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

Section 4.19         TRANSACTIONS WITH AFFILIATES. Except as set forth in the SEC Documents, none of the officers or directors of the Company or any Subsidiary, and to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any Subsidiary and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

Section 4.20         APPLICATION OF TAKEOVER PROTECTIONS. Except as set forth in Section 4.20 of the Disclosure Schedules, the Company and its board of directors have taken or will take prior to the Execution Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the articles of incorporation or the laws of the state of its incorporation which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Investor’s ownership of the Securities.

Section 4.21         FOREIGN CORRUPT PRACTICES. Neither the Company, any Subsidiary, nor, to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.22         SARBANES-OXLEY. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002, as amended, which are applicable to it.

Section 4.23         CERTAIN FEES. Except as set forth in Section 4.23 of the Disclosure Schedules, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank, or other Person with respect to the transactions contemplated by the Transaction Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Persons for fees of a type contemplated in this Section 4.23 that may be due in connection with the transactions contemplated by the Transaction Documents.

Section 4.24         INVESTMENT COMPANY. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.25         ACCOUNTANTS. The Company’s accountants are set forth in the SEC Documents and, to the knowledge of the Company, such accountants are an independent public accounting firm registered with the Public Company Accounting Oversight Board, as required by the Securities Act.

Section 4.26         NO MARKET MANIPULATION. Neither the Company, nor any Subsidiary has, and to its knowledge no Person acting on either of their behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

Section 4.27         NO DISQUALIFICATION EVENTS. None of the Company, any Subsidiary, any of their predecessors, any affiliated issuer, any director, executive officer, other officer of the Company or any Subsidiary participating in the offering contemplated hereby, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 4.28         MONEY LAUNDERING. The Company and each Subsidiary is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)) and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 4.29.         ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Company, nor any Subsidiary has, nor, to the best of the Company’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company, any Subsidiary has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.

Section 4.30         SHELL COMPANY STATUS. The Company is not currently an issuer identified in Rule 144(i)(1)(i) under the Securities Act, is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, except as set forth on Schedule 4.5, has filed all reports and other materials required to be filed by Section 13(a) or 15(d) of the Exchange Act, as applicable during the preceding twelve (12) months.

Section 4.31         ABSENCE OF SCHEDULES. In the event that, on the Execution Date, the Company does not deliver any disclosure schedule contemplated by this Agreement, the Company hereby acknowledges and agrees that (i) each such undelivered disclosure schedule shall be deemed to read as follows: “Nothing to Disclose” and (ii) the Investor has not otherwise waived delivery of such disclosure schedule.

ARTICLE V
COVENANTS OF INVESTOR

Section 5.1         COMPLIANCE WITH LAW; TRADING IN SECURITIES. The Investor’s trading activities with respect to the Common Stock will be in compliance with all applicable state and federal securities laws and regulations and the rules and regulations of FINRA and the Principal Market.

Section 5.2         SHORT SALES AND CONFIDENTIALITY. The Investor, or any affiliate of the Investor acting on its behalf or pursuant to any understanding with it, hereby represents that, as of the Execution Date, it is not “short” any Common Stock and will not, in any manner whatsoever, directly or indirectly, participate in or execute (i) any Short Sales during the period from the Execution Date to the end of the Commitment Period or (ii) any hedging transaction that would create a net short position with respect to the shares of Common Stock. For the purposes hereof, and in accordance with Regulation SHO, the sale after delivery of a Put Notice of such number of shares of Common Stock reasonably expected to be purchased under a Put Notice shall not be deemed a Short Sale. The Investor shall, until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company in accordance with the terms of this Agreement, maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents.

ARTICLE VI
COVENANTS OF THE COMPANY

Section 6.1         LISTING OF SHARES OF COMMON STOCK. The Company shall promptly, in connection with the issuance of the Commitment Shares and the Put Shares to the Investor hereunder, submit to the Principal Market any required application to list such shares on the Principal Market and shall use commercially reasonable efforts to maintain, so long as the Common Stock shall be so listed, the listing of all such Put Shares and Commitment Shares that are issued from time to time hereunder. The Company shall use its commercially reasonable efforts to continue the listing and trading of the Common Stock on the Principal Market. The Company shall not take any action that would reasonably be expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall promptly provide to the Investor copies of any notices it receives from any Person regarding the continued eligibility of the Common Stock for listing on the Principal Market, provided that the public filings of such notices shall constitute delivery of such notices to the Investor. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.1). The Company shall take all action necessary to ensure that the Common Stock can be transferred electronically as DWAC Shares. If the Company receives a delisting notice from the Principal Market or if the Common Stock fails to be listed on an Eligible Market, then the Investor may terminate its obligations under this Agreement by written notice to the Company and may deem any outstanding Put Notice as withdrawn.

Section 6.2         OTHER EQUITY LINES AND AT-THE-MARKET OFFERINGS. For a period beginning on the date hereof, and ending on the earlier of (i) the date that is twelve (12) months from the date hereof, or (ii) the date that this Agreement is terminated, the Company covenants and agrees that it will not, without the prior written consent of the Investor, which shall not be unreasonably withheld, delayed, denied, or conditioned, enter into any other equity line of credit agreement with any other party or conduct an at-the-market offering, without the Investor’s prior written consent, which shall not be unreasonably withheld, delayed, denied, or conditioned.

Section 6.3         FILING OF CURRENT REPORT AND REGISTRATION STATEMENT. The Company agrees that it shall file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act, relating to the transactions contemplated by, and describing the material terms and conditions of, the Transaction Documents (the “Current Report”). The Company shall permit the Investor to review and comment upon the final pre-filing draft version of the Current Report at least two (2) Trading Days prior to its filing with the SEC, and the Company shall give reasonable consideration to all such comments. The Investor shall use its reasonable best efforts to comment upon the final pre-filing draft version of the Current Report within one (1) Trading Day from the date the Investor receives it from the Company. Pursuant to the terms of the Registration Rights Agreement, the Company shall also file with the SEC, on or before the thirtieth (30th) day following the Execution Date, a new registration statement on Form S-1 (the “Registration Statement”) covering only the resale of the Put Shares and Commitment Shares and shall use its best efforts to have such Registration declared no later than ninety (90) days following the Execution Date.

Section 6.4         COMMITMENT FEE; ISSUANCE OF COMMITMENT SHARES. In consideration for the Investor’s execution and delivery of, and performance under this Agreement, on the Execution Date, the Company in its discretion shall either (i) pay to the Investor in cash $600,000 (“Commitment Cash”) or (ii) issue a prefunded warrant to purchase Common Stock (the “Warrant Shares”) in a form acceptable to the Investor in its sole discretion and having an exercise price per share of $0.001, to purchaser Shares of Common Stock (the “Commitment Shares”) to the Investor having a value of $600,000 based on closing price on the day before the Execution Date. For the avoidance of doubt, all of the Commitment Shares shall be fully earned as of the Execution Date, and the issuance of the Commitment Shares is not contingent upon any other event or condition, including, without limitation, the effectiveness of the Registration Statement or the Company’s submission of a Put Notice to the Investor and irrespective of any termination of this Agreement. The Investor agrees not to sell on any Trading Day an amount of Commitment Shares in excess of 20% of the daily trading volume of the Common Stock on such Trading Day.

Section 6.5         DUE DILIGENCE; CONFIDENTIALITY; NON-PUBLIC INFORMATION. The Investor shall have the right, from time to time as reasonably appropriate and not more than one (1) time per each year that this Agreement is in effect, to perform reasonable due diligence on the Company during normal business hours, to the extent it does not unreasonably interrupt the operations of the Company or its management. The Company, each Subsidiary and their respective officers and employees shall provide information and reasonably cooperate with the Investor in connection with any reasonable request by the Investor related to the Investor’s due diligence of the Company. The Company agrees not to disclose any Confidential Information of the Investor to any third party, except for attorneys, accountants, advisors who have a need to know such Confidential Information and are bound by confidentiality, and shall not use any Confidential Information for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby. The Company acknowledges that the Confidential Information of the Investor shall remain the property of the Investor and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the Investor. The Company confirms that neither it nor any other Person acting on its behalf shall provide the Investor or its agents with any information that constitutes or might constitute material, non-public information, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD, while any Put Notice is outstanding or while the Investor holds any shares of Common Stock. In the event of a breach of the foregoing covenant by the Company or any Person acting on its behalf (as determined in the reasonable good faith judgment of the Investor), in addition to any other remedy provided herein or in the other Transaction Documents, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company; provided that the Investor shall have first provided notice to the Company that it believes it has received information that constitutes material, non-public information, and the Company shall have had at least forty-eight (48) hours to publicly disclose such purported material, non-public information prior to any such disclosure by the Investor, and the Company shall have failed to publicly disclose such purported material, non-public information within such time period. The Investor shall not have any liability to the Company, any Subsidiary, or any of their respective directors, officers, employees, stockholders, affiliates or agents, for any such disclosure so long as such disclosure is made in accordance with this Section 6.5. The Company understands and confirms that the Investor shall be relying on the foregoing covenants in effecting transactions in securities of the Company. Notwithstanding any requirement to disclose information to the Investor pursuant to this Section 6.5, the Company shall not be in breach of this Section 6.5 if it determines in good faith not to disclose such information reasonably requested by the Investor if disclosure of such information would likely result in the public disclosure of such information pursuant to this Section 6.5.

Section 6.6         PURCHASE RECORDS. The Company shall maintain records showing the Available Amount at any given time and the date, Investment Amount and Put Shares for each Put, contained in the applicable Put Notice.

Section 6.7         TAXES. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock to the Investor made under this Agreement.

Section 6.8         USE OF PROCEEDS. The Company will use the net proceeds from the offering of Put Shares hereunder for general corporate purposes in the manner described in the Registration Statement or the SEC Documents.

Section 6.9         OTHER TRANSACTIONS. The Company shall not enter into, announce, or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of the Company to perform its obligations under the Transaction Documents, including, without limitation, the obligation of the Company to deliver the Put Shares and to issue the Commitment Shares to the Investor in accordance with the terms of the Transaction Documents.

Section 6.10       INTEGRATION. In any case subject to the terms of the Registration Rights Agreement, from and after the Execution Date, neither the Company, nor or any of its Subsidiaries or affiliates will, and the Company shall use its reasonable best efforts to ensure that no Person acting on their behalf will, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security, under circumstances that would require registration of the offer and sale of any of the Securities under the Securities Act.

Section 6.12         TRANSACTION DOCUMENTS. On the Execution Date, the Company shall deliver to the Investor executed copies of all of the Transaction Documents.

Section 6.13         STANDSTILL. Unless waived by the Investor, notwithstanding any other provisions set forth in the Transaction Documents, the Company hereby covenants and agrees not to issue any shares of Common Stock or other securities (including debt securities) convertible or exercisable into shares of Common Stock or enter into agreement to sell such securities, during each period beginning (i) upon the submission of any Put Notice that has been accepted in accordance with the terms hereof and (ii) ending upon the close of the Trading Day on which the aggregate trading volume of the Common Stock over the Trading Days since issuance of such Put Notice shall have exceeded Five Hundred percent (500%) of the number of Put Shares sold pursuant to such Put Notice.

Section 6.14         MOST FAVORED NATIONS. For a period beginning on the date hereof, until the earlier of (i) the date that is twelve (12) months from the date hereof, or (ii) the date that this Agreement is terminated, if any of contractual provisions, or side letters in respect, of any equity line of credit agreement entered into by the Company contain or provide terms more favorable to the investors thereunder, than the terms provided to the Investor hereunder, then the Company shall specifically notify the Investor of such additional or more favorable terms and such terms, at Investor’s option, shall become a part of the Transaction Documents. Failure of the Company to provide such notice of additional or more favorable terms, shall not be deemed to constitute a waiver or release by the Investor to deem such additional or more favorable terms to become part of the Transaction Documents.

Section 6.15         SHAREHOLDER APPROVAL. The Company shall use its best efforts to obtain shareholder approval (“Shareholder Approval”) to issue more than 19.99% of the number of shares of Common Stock outstanding as of the date of this Agreement within 90 days after the date of this Agreement.

ARTICLE VII
CONDITIONS TO DELIVERY OF PUT NOTICES AND CONDITIONS TO CLOSING

Section 7.1         CONDITIONS PRECEDENT TO THE RIGHT OF THE COMPANY TO ISSUE AND SELL PUT SHARES. The right of the Company to issue and sell the Put Shares to the Investor is subject to the satisfaction of each of the conditions set forth below:

(a)    ACCURACY OF INVESTOR’S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor shall be true and correct in all material respects as of the Execution Date and as of the date of each Closing as though made at each such time.

(b)    DELIVERY OF DOCUMENTS. The Investor shall have executed each of the Transaction Documents and delivered the same to the Company.

(c)    REGISTRATION STATEMENT. The Company shall not have the right to issue any Put Shares if, as of the date of the Closing for such issuance and sale, the Registration Statement, and any amendment or supplement thereto, shall fail to be and remain effective for the resale by the Investor of the Put Shares and Commitment Shares.

Section 7.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF INVESTOR TO PURCHASE PUT SHARES. The obligation of the Investor hereunder to purchase Put Shares is subject to the satisfaction of each of the following conditions:

(a)    REGISTRATION STATEMENT. The Registration Statement, and any amendment or supplement thereto, shall be and remain effective for the resale by the Investor of the Put Shares and the Commitment Shares and (i) neither the Company nor the Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so and (ii) no other suspension of the use of, or withdrawal of the effectiveness of, such Registration Statement or related prospectus shall exist. The Company shall have prepared and filed with the SEC a final and complete prospectus (the preliminary form of which shall be included in the Registration Statement) and shall have delivered to the Investor a true and complete copy thereof. Such prospectus shall be current and available for the resale by the Investor of all of the Securities covered thereby.

(b)    ACCURACY OF THE COMPANY’S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects as of the Execution Date for each date a Put Notice is submitted and as of the date of each Closing (except for representations and warranties under the first sentence of Section 4.3 that are specifically made as of the Execution Date and shall be true and correct in all respects as of the Execution Date).

(c)    PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied, and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied, or complied with by the Company.

(d)    NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Transaction Documents, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Transaction Documents.

(e)    ADVERSE CHANGES. Since the date of filing of the Company’s most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

(f)    NO SUSPENSION OF TRADING IN OR DELISTING OF THE SHARES OF COMMON STOCK. Trading of the Common Stock shall not have been suspended by the SEC, the Principal Market or FINRA, or otherwise halted for any reason, and the Common Stock shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market. In the event of a suspension, delisting, or halting for any reason, of the trading of the Common Stock, as contemplated by this Section 7.2(f), the Investor shall have the right to return to the Company any remaining amount of Put Shares associated with such Put, and the Purchase Price with respect to such Put shall be reduced accordingly.

(g)    BENEFICIAL OWNERSHIP LIMITATION. As of the date of the Closing for such issuance and sale, the number of Put Shares to be purchased by the Investor shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Investor beneficially or deemed beneficially owned by the Investor, would result in the Investor owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 7.2(g), in the event that the amount of shares of Common Stock outstanding, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder, is greater on a Closing Date than on the date upon which the Put Notice associated with such Closing Date is given, the number of shares of Common Stock outstanding on such Closing Date shall govern for purposes of determining whether the Investor, when aggregating all purchases of shares of Common Stock made pursuant to this Agreement, would own more than the Beneficial Ownership Limitation following such Closing Date. The “Beneficial Ownership Limitation” shall be the lesser of (i) 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable pursuant to a Put Notice and (ii) 19.99% of the number of shares of Common Stock outstanding as of the date the applicable Put Notice is submitted, excluding Common Stock held by “affiliates” (as such term is defined in Rule 405 of the Securities Act) of the Company. The Investor, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7.1(g); provided that the Beneficial Ownership Limitation in no event shall exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock issuable pursuant to a Put Notice and the provisions of this Section 7.1(g) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company.

(h)    NO KNOWLEDGE. The Company shall have no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the fifteen (15) Trading Days following the Trading Day on which such Put Notice is deemed delivered). The Company shall have no knowledge of any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in the Registration Statement, any effective registration statement filed pursuant to the Registration Rights Agreement or any post-effective amendment or prospectus which is a part of the foregoing, unless the Company has filed an amendment with the SEC.

(i)    NO VIOLATION OF STOCKHOLDER APPROVAL REQUIREMENT; STOCKHOLDER APPROVAL. The issuance of the Put Shares shall not violate the stockholder approval requirements of the Principal Market, if any.

(j)    OFFICER’S CERTIFICATE. On the date of delivery of each Put Notice, the Investor shall have received the Closing Certificate executed by an executive officer of the Company and to the effect that all the conditions to such Closing shall have been satisfied as of the date of each such certificate.

(k)    DWAC ELIGIBLE. The Common Stock must be DWAC Eligible and not subject to a “DTC chill.”

(l)    SEC DOCUMENTS. All reports, schedules, registrations, forms, statements, information, and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act (other than Forms 8-K) shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act.

(m)    TRANSFER AGENT INSTRUCTION LETTER. The Transfer Agent Instruction Letter shall have been executed by the Company and delivered to the Transfer Agent and acknowledged and agreed to in writing by the Transfer Agent, and the Company shall have no knowledge of any fact or circumstance that would prevent the Transfer Agent from complying with the terms of the Transfer Agent Instruction Letter.

(n)    BROKER APPROVAL. The Put Shares and Commitment Shares shall have been approved by the Investor’s prime broker or designated clearing firm for deposit to its account with the Depository Trust Company; provided that the Company’s securities, as of the date hereof, are approved by the Investor’s prime broker.

(o)    NO VIOLATION. No statute, regulation, order, guidance, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened, or endorsed by any federal, state, local or foreign court or governmental authority of competent jurisdiction, including, without limitation, the SEC, which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Transaction Documents.

(p)    LEGAL OPINION. Upon effectiveness of the Registration Statement, the Company shall cause to be delivered to the Investor a written opinion of counsel, in form and substance previously agreed, relating to the availability and effectiveness of the Registration Statement, as supplemented by any prospectus supplement or amendment thereto, and regarding the Company’s compliance with the laws of the State of Delaware and the federal securities laws of the United States in the issuance, sale and registration of the Put Shares and Commitment Shares and entrance into the transaction documents.

(q)    NO VARIABLE-RATE TRANSACTIONS. Without the prior written consent of the Investor, which shall not be unreasonably withheld, delayed, denied, or conditioned, the Company shall not, after the date that the first Put Notice is delivered to the Investor, enter into any Variable Rate Transaction until the termination of this Agreement. For purposes of this Agreement, “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock or Common Stock Equivalents either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such equity or debt securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split, combination, or other similar transaction), (ii) issues or sells any equity or debt securities, including without limitation, shares of Common Stock or Common Stock Equivalents, either (A) at a price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (other than standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split, combination, or other similar transaction) or (B) that are subject to or contain any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right, other than in connection with a “fundamental transaction”) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company, or (iii) enters into any agreement, including, but not limited to, an “equity line of credit” or “at-the-market offering” or other continuous offering or similar offering of shares of Common Stock or Common Stock Equivalents (in each such event other than with the Investor, and any of their designees), whereby the Company may sell shares of Common Stock or Common Stock Equivalents at a future determined price.

(r)    NO NON-PUBLIC INFORMATION. Neither the Investor nor any of its agents or counsel shall be in possession of any information that constitutes or might constitute material, non-public information with respect to the Company.

ARTICLE VIII
LEGENDS

Section 8.1         NO RESTRICTIVE STOCK LEGEND. No restrictive stock legend shall be placed on the share certificates representing the Put Shares.

Section 8.2       INVESTOR’S COMPLIANCE. Nothing in this Article VIII shall affect in any way the Investor’s obligations hereunder to comply with all applicable securities laws upon the sale or transfer of the Common Stock.

ARTICLE IX
NOTICES; INDEMNIFICATION

Section 9.1 NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, except for Put Notices which shall be delivered via e-mail in accordance with Section 2.2 and unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by hand delivery, or e-mail as a PDF, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by e-mail at the address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of transmittal by express courier service or on the fifth business day after deposited in the mail, in each case, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

The addresses for such communications shall be:

If to the Company:

Super League Enterprise, Inc.

2450 Colorado Avenue, Suite 100E

Santa Monica, CA 90404

Attn: Matt Edelman, CEO

Email: ***@***

With mandatory copies (which shall not constitute notice) to:

Disclosure Law Group

600 West Broadway, Suite 700

San Diego, CA 92101

Attn: Jack Kennedy, Esq.

Email: ***@***

If to the Investor:

Yield Point NY, LLC

23 Tamy Road

Spring Valley, NY 10977

Attention: Ari Kluger, Manager

E-mail: ***@***

with a mandatory copy to (which shall not constitute notice) to:

Grushko & Mittman, P.C.

1800 Rockaway Avenue, Suite 206

Hewlett, NY 11557

Attn: Eliezer Drew, Esq.

E-mail: ***@***

Either party hereto may from time to time change its address or e-mail for notices under this Section 9.1 by giving at least ten (10) days’ prior written notice of such changed address to the other party hereto.

Section 9.2         INDEMNIFICATION. The Company (an “Indemnifying Party”) agrees to indemnify and hold harmless the Investor along with its officers, directors, employees, and authorized agents and representatives, and each Person or entity, if any, who controls such party within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or the rules and regulations thereunder (an “Indemnified Party”) from and against any and all Damages, joint or several, and any and all actions in respect thereof to which the Indemnified Party becomes subject to, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any covenant or agreement on the part of the Indemnifying Party contained in this Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any registration statement pursuant to the Registration Rights Agreement, or any post-effective amendment thereof or supplement thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or contained in the final prospectus filed pursuant to Registration Rights Agreement (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, or (iv) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation under the Securities Act, the Exchange Act, or any state securities law, as such Damages are incurred, except to the extent such Damages result primarily from the Indemnified Party’s failure to perform any covenant or agreement contained in this Agreement or the Indemnified Party’s negligence, recklessness, fraud, willful misconduct, or bad faith in performing its obligations under this Agreement; provided, however, that the foregoing indemnity agreement shall not apply to any Damages of an Indemnified Party to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made by an Indemnifying Party in reliance upon and in conformity with written information furnished to the Indemnifying Party by the Indemnified Party expressly for use in the Registration Statement, any post- effective amendment thereof or supplement thereto, or any preliminary prospectus or final prospectus (as amended or supplemented). If, after the Indemnifying Party makes any payments to an Indemnified Party pursuant to this section, such Indemnified Party receives an award or other judgment granting such Indemnified Party repayment of any Damages or costs incurred, upon receipt of payment for such reward, such Indemnified Party shall repay from such amounts to the Company within five (5) Business Days of the receipt thereof, the amounts disbursed by the Indemnifying Party on behalf of such Indemnified Party not to exceed the lessor of (i) the amount received by such Indemnified Party, or (ii) the amounts disbursed by the Indemnifying Party on behalf of such Indemnified Party.

Section 9.3 METHOD OF ASSERTING INDEMNIFICATION CLAIMS. All claims for indemnification by any Indemnified Party under Section 9.2 shall be asserted and resolved as follows:

(a)    In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 9.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or an affiliate thereof (a “Third-Party Claim”), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third-Party Claim and for the Indemnified Party’s claim for indemnification that is being asserted under any provision of Section 9.2 against an Indemnifying Party, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third-Party Claim (a “Claim Notice”) with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third-Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third-Party Claim to the extent that the Indemnifying Party’s ability to defend has been prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the period ending thirty (30) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the “Dispute Period”) whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under Section 9.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third-Party Claim.

(i)    If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third-Party Claim pursuant to this Section 9.3(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to Section 9.2). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer, or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided, further, that. if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third-Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and, except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third-Party Claim at any time if it irrevocably waives its right to indemnity under Section 9.2 with respect to such Third-Party Claim.

(ii)    If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third-Party Claim pursuant to this Section 9.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third-Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed, denied, or conditioned). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that, if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third-Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third-Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(iii)    If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third-Party Claim under Section 9.2 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third-Party Claim, the amount of Damages specified in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such Third-Party Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(b)    In the event any Indemnified Party should have a claim under Section 9.2 against the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under Section 9.2 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an “Indemnity Notice”) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the amount of Damages specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that, if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(c)    The Indemnifying Party agrees to pay the Indemnified Party, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim.

(d)    The indemnity provisions contained herein shall be in addition to (i) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others and (ii) any liabilities the Indemnifying Party may be subject to.

ARTICLE X
MISCELLANEOUS

Section 10.1         GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflicts of law (whether of the State of New York or any other jurisdiction).

Section 10.2        ARBITRATION. Any disputes, claims, or controversies arising out of or relating to the Transaction Documents, or the transactions, contemplated thereby, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be referred to and resolved solely and exclusively by binding arbitration to be conducted before the JAMS, or its successor pursuant the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”), including Rules 16.1 and 16.2 of those Rules. The arbitration shall be held in New York, New York, before a tribunal consisting of three (3) arbitrators each of whom will be selected in accordance with the “strike and rank” methodology set forth in Rule 15. Either party to this Agreement may, without waiving any remedy under this Agreement, seek from any federal or state court sitting in the Southern District of New York any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal. The costs and expenses of such arbitration shall be paid by and be the sole responsibility of the Company, including, but not limited to, the Investor’s attorneys’ fees and each arbitrator’s fees. The arbitrators’ decision must set forth a reasoned basis for any award of damages or finding of liability. The arbitrators’ decision and award will be made and delivered as soon as reasonably possibly and in any case within sixty (60) days’ following the conclusion of the arbitration hearing and shall be final and binding on the parties and may be entered by any court having jurisdiction thereof.

Section 10.3         JURY TRIAL WAIVER. TO THE MAXIMUM PERMITTED BY LAW, THE COMPANY AND THE INVESTOR HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THE TRANSACTION DOCUMENTS.

Section 10.4        ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company and the Investor and their respective successors. The Company shall not assign this Agreement nor any rights of the Investor hereunder without the consent of the Investor. Upon the consent of the Company, which shall not unreasonably be withheld, the Investor shall have the right to assign this Agreement to another party.

Section 10.5         NO THIRD-PARTY BENEFICIARIES. This Agreement is intended for the benefit of the Company and the Investor and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as set forth in Article IX.

Section 10.6         TERMINATION. At any time after the effectiveness of the Registration Statement, the Company shall have the option to terminate this Agreement for any reason or for no reason by delivering written notice (a “Company Termination Notice”) to the Investor electing to terminate this Agreement without any liability whatsoever of any party to any other party under this Agreement (except as set forth below). The Company Termination Notice shall not be effective until one business day after it has been received by the Investor, provided that this Agreement cannot be terminated within the later of (i) thirty (30) days of the delivery by the Company of a Put Notice to Investor, or (ii) one year after the Company obtains Shareholder Approval. In addition, this Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period; (ii) the date that the Company sells and the Investor purchases the Maximum Commitment Amount; or (iii) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors. Notwithstanding the foregoing, in the event of termination of this Agreement, the provisions of Articles III, IV, V, VI, IX and X shall survive the termination of this Agreement for the maximum length of time allowed under applicable law. If the Company does not send the first Put Notice on or before November 21, 2025, the Investor may terminate this Agreement at any time.

Section 10.7         [RESERVED]

Section 10.8         ENTIRE AGREEMENT. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the Company and the Investor with respect to the matters covered herein and therein and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 10.9         FEES AND EXPENSES. Except as expressly set forth in the Transaction Documents or any other writing to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants, and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery, and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Investor. The Company shall pay $25,000 to the Investor on the earlier of (i) the first Put Date or (ii) September 30, 2025, for reimbursement of the Investor’s transaction fees relating to the preparation of the Transaction Documents.

Section 10.10         COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. This Agreement may be delivered to the other parties hereto by e-mail of a copy of this Agreement bearing the signature of the parties so delivering this Agreement.

Section 10.11         SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 10.12         FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.13         NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 10.14         EQUITABLE RELIEF. Each party acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the other by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, each party acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the such party of the provisions of this Agreement, that the other party shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

Section 10.15         TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 10.16         AMENDMENTS; WAIVERS. No provision of this Agreement may be amended or waived by the parties from and after the date that is one (1) Trading Day immediately preceding the initial filing of the Registration Statement with the SEC. Subject to the immediately preceding sentence, (i) no provision of this Agreement may be amended other than by a written instrument signed by both parties hereto and (ii) no provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power, or privilege

Section 10.17         PUBLICITY. The Company and the Investor shall reasonably consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement referencing the transaction, other than as required by law, without the prior written consent of the other parties, which consent shall not be unreasonably withheld, delayed, denied, or conditioned, except that no prior written consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor without the prior written consent of the Investor, except to the extent required by law or if requested by an applicable regulator. The Investor acknowledges that this Agreement and all or part of the Transaction Documents may be deemed to be “material contracts,” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may, therefore, be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. The Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

** Signature Page Follows **

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the Execution Date.

SUPER LEAGUE ENTERPRISE, INC.

By:	/s/ Matt Edelman
Name:	Matt Edelman
Title:	Chief Executive Officer

YIELD POINT NY, LLC

By:	/s/ Ari Kluger
Name:	Ari Kluger
Title:	Manager

** Signature Page to Equity Purchase Agreement **

EXHIBIT A
FORM OF PUT NOTICE

TO: YIELD POINT NY LLC

DATE:

We refer to the Equity Purchase Agreement, dated July 8, 2025 (the “Agreement”), entered into by and between Super League Enterprise, Inc. and you. Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby:

1)    Notify you that the Maximum Put Amount as of the delivery of this Put Notice is _________

2)    Give you notice that:

[__] we require you to purchase Put Shares in an amount equal to _________, which is not in excess of the Maximum Put Amount;

[__] we request that you purchase an amount of Put Shares equal to _________ (the “Excess Purchase Amount”) which is in excess of the Maximum Put Amount but less than or equal to 5x the Maximum Put Amount.

If we have requested that you purchase in excess of the Maximum Put Amount, prior to the opening of trading on the Trading Day immediately following the delivery of this Put Notice, please confirm if you will purchase the Maximum Put Amount, the Excess Purchase Amount, or some amount of Put Shares between the Maximum Put Amount and the Excess Purchase Amount and, if so, what amount.

Subsequent to the submission of this Put Notice, the Company and the Investor may agree to increase the amount of Put Shares subject to this Put Notice in accordance with Section 2.4 of the Agreement. In the event of any such increase, following the date of the Valuation Period relating to this Put Notice, the Company will reflect the amount of Put Shares as so increased in the space provided below and resubmit this Put Notice to you for your records.

Total amount of Put Shares following an increase under Section 2.4 of the Agreement: ______

3)    Certify that, as of the date hereof, the conditions set forth in Section 7.2 of the Agreement are satisfied.

Super League Enterprise, Inc.

By:
Name:
Title:

EXHIBIT B
FORM OF OFFICER’S CERTIFICATE
OF
Super League Enterprise, Inc.

Pursuant to Section 7.2(j) of that certain Equity Purchase Agreement, dated July [*], 2025 (the “Agreement”), by and between Super League Enterprise, Inc. (the “Company”) and [*] (the “Investor”), the undersigned, in his capacity as Chief Financial Officer of the Company, and not in his individual capacity, hereby certifies, as of the date hereof (such date, the “Condition Satisfaction Date”), the following:

1.    The representations and warranties of the Company contained in the Agreement are true and correct in all material respects as of the Condition Satisfaction Date as though made on the Condition Satisfaction Date (except for representations and warranties specifically made as of a particular date) with respect to all periods, and as to all events and circumstances occurring or existing to and including the Condition Satisfaction Date, except for any conditions which have temporarily caused any representations or warranties of the Company set forth in the Agreement to be incorrect and which have been corrected with no continuing impairment to the Company or the Investor; and

2.    All of the conditions precedent to the obligation of the Investor to purchase Put Shares set forth in the Agreement, including but not limited to Section 7.2 of the Agreement, have been satisfied as of the Condition Satisfaction Date.

Capitalized terms used herein shall have the meanings set forth in the Agreement unless otherwise defined herein.

IN WITNESS WHEREOF, the undersigned has hereunto affixed his hand as of July [*], 2025.

By:
Name:
Title:

EXHIBIT C
FORM OF TRANSFER AGENT INSTRUCTION LETTER

EXHIBIT D
FORM OF REGISTRATION RIGHTS AGREEMENT